Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax

News Release	www.fmc.com

For Release: IMMEDIATE

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Elects Vincent R. Volpe, Jr., to Board of Directors

PHILADELPHIA, August 20, 2007 — FMC Corporation (NYSE: FMC) announced today that Vincent R. Volpe, Jr., has been elected to the company’s board of directors, effective October 1, 2007.

Mr. Volpe, age 49, is president and chief executive office of Dresser-Rand Group Inc. (NYSE: DRC), a leading supplier of rotating equipment solutions to the worldwide oil, gas, petrochemical and process industries. He also serves as a member of the Dresser-Rand Board of Directors and the Board of Trustees of St. Bonaventure University. Mr. Volpe has been with Dresser-Rand and its predecessor companies since 1981. He has been president and chief executive officer of the company since September 2000.

Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

With this election, Mr. Volpe becomes the eighth independent director on the FMC Board. William G. Walter, FMC chairman, president and chief executive officer is the sole inside director.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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